Exhibit 99.1

Press Release

CENCORA APPOINTS MARK DURCAN AS CHAIRMAN OF ITS BOARD OF DIRECTORS

CONSHOHOCKEN, PA, August 27, 2025 — Cencora, Inc. (NYSE: COR) today announced that its Board of Directors has appointed Lead Independent Director D. Mark Durcan as Chairman of the Board of Directors, effective October 1, 2025. Mr. Durcan will succeed Steven H. Collis, who has served as Cencora’s Chairman since 2016 and previously served as Cencora’s Chief Executive Officer from 2011 until 2024. As previously disclosed, Mr. Collis was elected to serve as Executive Chairman of the Board effective October 1, 2024 for a period of one year.

“Our Board is confident that Mark’s public company CEO and board experience, along with his strategic planning and technological innovation experience, make him the right person to step into this role and support Cencora’s continued leadership as a healthcare company,” said Robert P. Mauch, President and Chief Executive Officer of Cencora. “As Lead Independent Director, Mark has played an integral role in the Board’s work to oversee the company’s pharmaceutical-centric strategy and position Cencora to extend on our track record of delivering sustainable long-term growth.”

“It is a privilege to be named Chairman of the Board and to succeed Steve,” said Mr. Durcan. “We believe Cencora is well positioned to continue to deliver value to all of its stakeholders through our critical role in the rapidly evolving healthcare industry. On behalf of my fellow directors, I thank Steve for his leadership and forward-looking thinking, which helped Cencora become a global healthcare solutions leader.”

Mr. Durcan has served as Cencora’s Lead Independent Director since 2023 and has been a member of its Board of Directors since 2015. He is the retired Chief Executive Officer of Micron Technology, Inc., a role that he held from 2012 to 2017 after serving in positions of increasing responsibility since 1984. Mr. Durcan currently serves as a director of ASML Holding NV and is a member of the Board of Trustees of Rice University. Mr. Durcan formerly served as a director of Advanced Micro Devices, Inc., Freescale Semicoductor, Inc., Micron Technology, Inc., MWI Veterinary Supply, Inc. (prior to its acquisition by Cencora), St. Luke’s Health System of Idaho, and Veoneer.

About Cencora

Cencora is a leading global pharmaceutical solutions organization centered on improving the lives of people and animals around the world. We partner with pharmaceutical innovators across the value chain to facilitate and optimize market access to therapies. Care providers depend on us for the secure, reliable delivery of pharmaceuticals, healthcare products, and solutions. Our 51,000+ worldwide team members contribute to positive health outcomes through the power of our purpose: We are united in our responsibility to create healthier futures. Cencora is ranked #10 on the Fortune 500 and #18 on the Global Fortune 500 with more than $290 billion in annual revenue. Learn more at investor.cencora.com

Contact:

Bennett S. Murphy

Senior Vice President, Head of Investor Relations & Treasury

bennett.murphy@cencora.com